UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2020

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230, Santa Monica, CA 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 11, 2020, Ontrak, Inc. (the “Company”) entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley”), as sales agent or principal (the “Agent“), pursuant to which the Company may offer and sell, over a period of time and from time to time, through or to the Agent, up to $50 million of shares (the “Shares”) of the Company’s 9.50% Series A Cumulative Perpetual Preferred Stock ($25.00 liquidation preference per share), $0.0001 par value (the “Series A Preferred Stock”).
Sales of the Series A Preferred Stock, if any, under the Sales Agreement may be made by means of transactions that are deemed to be an “at the market offering” (“ATM Offering”), as defined in Rule 415 under the Securities Act of 1933, as amended. Neither the Company nor the Agent have an obligation to sell any of the Series A Preferred Stock in the ATM Offering, and either party may at any time suspend solicitation and offers under the Sales Agreement or terminate the Sales Agreement. The Company intends to use a portion of the net proceeds from sales under the Sales Agreement to pre-fund dividend payments on the Series A Preferred Stock until August 2022. The Company intends to use the remaining net proceeds for general corporate purposes, which may include working capital, M&A, and investments in technology.
The Series A Preferred Stock to be sold in the ATM Offering will be issued pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2020. Sales of the Company’s Series A Preferred Stock through the Agent, if any, will be made in amounts and at times to be determined by the Company from time to time, but neither the Company nor the Agent have an obligation to sell any of the Shares in the ATM Offering. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Company’s Series A Preferred Stock and determinations by the Company of the appropriate sources of funding for the Company. Under the Sales Agreement, the Agent has agreed to use commercially reasonable efforts, consistent with its normal sales and trading practice, and on the terms and subject to the conditions of the Sales Agreement, to sell the Series A Preferred Stock offered on terms agreed by the Agent and the Company. The Sales Agreement provides that the Agent will be entitled to compensation equal to 3.0% of the gross sales price per share for any of the Series A Preferred Stock sold under the Sales Agreement.
The Sales Agreement contains customary representations, warranties and agreements of the Company and the Agent and customary conditions to completing future sale transactions, indemnification rights and obligations of the parties and termination provisions.
The Sales Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Sales Agreement and the transactions contemplated thereby is qualified in its entirety by reference to Exhibit 1.1.
In connection with entering into the Sales Agreement, on September 11, 2020, the Company entered into a further amendment (the "Third Amendment") to the Company’s Note Purchase Agreement originally dated September 24, 2019 (the “Note Agreement”) with Goldman Sachs Specialty Lending Holdings, Inc. and any other purchasers party thereto from time to time (collectively, the “Holders”) governing $45.0 million in aggregate principal amount of the Company’s outstanding senior secured notes (the “2024 Notes“). The Third Amendment includes changes to certain definitions in the Note Agreement intended to permit us to issue Series A Preferred Stock in the ATM Offering and to pay dividends thereon for the first eight dividend periods, including a waiver of the mandatory prepayment of the 2024 Notes with the proceeds of this ATM Offering.
The Third Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Third Amendment is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

1.1	At Market Issuance Sales Agreement, dated September 11, 2020, by and between Ontrak, Inc. and B. Riley Securities, Inc.
10.1	Third Amendment to Note Purchase Agreement between and among the Company and Goldman Sachs Specialty Lending Group, L.P. dated as of September 11, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: September 11, 2020	By:	/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Financial Officer